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UMPQUA BANK TO PROMOTE
DAVE SHOTWELL TO CHIEF CREDIT OFFICER
Shotwell to follow Mark Wardlow’s retirement July 1, 2015

PORTLAND, Ore. – April 22, 2015 – Umpqua Bank, a subsidiary of Umpqua Holdings Corporation (NASDAQ:UMPQ), announced today that David Shotwell will step in as the company’s Chief Credit Officer following the retirement of Mark Wardlow, effective July 1, 2015.

Wardlow has been with Umpqua Bank for 11 years, serving as Executive Vice President and Chief Credit Officer since 2009. Shotwell also joined Umpqua Bank in 2004 and brings more than 30 years of expertise in both lending and credit administration to the position. He will continue the company’s focus on growing and strengthening Umpqua’s loan portfolio.

“This announcement highlights one of Umpqua’s strongest attributes – the depth of our leadership team – which allows us to promote from within. As a senior leader of our credit quality teams for years, David has demonstrated great expertise. His credit administration experience combined with his background in commercial and residential lending are a terrific fit for the company’s focus on quality loan growth, and I look forward to welcoming him to the executive team,” said Ray Davis, Umpqua president and CEO.

“Mark navigated Umpqua through the worst of the economic crisis with great skill and discipline,” Davis added. “Because of his leadership and integrity, Umpqua’s credit portfolio is now among the best in the country. We owe Mark a great deal of gratitude for his many contributions to Umpqua and wish him well in his retirement.”

In his current role as Executive Vice President and Chief Lending Officer, Shotwell is responsible for credit administration and approval for commercial banking and commercial real

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estate within Umpqua’s five-state footprint. Before joining Umpqua, he worked for more than 20 years in the commercial banking and commercial real estate industry. He studied economics and finance at the University of Washington and is a graduate of executive programs at the University of California, Davis, and Pacific Coast Banking School.

About Umpqua Bank
Umpqua Bank, headquartered in Roseburg, Ore., is a subsidiary of Umpqua Holdings Corporation, and has locations across Idaho, Washington, Oregon, California and Northern Nevada. Umpqua Bank has been recognized for its innovative customer experience and banking strategy by national publications including The Wall Street Journal, The New York Times, BusinessWeek, Fast Company and CNBC. The company has been recognized for the past eight years in a row on FORTUNE magazine's list of the country's "100 Best Companies to Work For," and was recently named by The Portland Business Journal the Most Admired Financial Services Company in Oregon for the tenth consecutive year. In addition to its retail banking presence, Umpqua Bank owns Financial Pacific Leasing, Inc., a nationally recognized commercial finance company that provides equipment leases to small businesses.

Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which offers services through Umpqua Bank stores and in dedicated offices throughout Oregon. Umpqua's Wealth Management Division serves high net worth individuals and nonprofits by providing customized financial solutions and offerings. Umpqua Holdings Corporation is headquartered in Portland, Ore. For more information, visit http://www.umpquabank.com.
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